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                                                                   Exhibit 10.73

                          United PanAm Financial Corp.
                        1999 Avenue of the Stars, #2960
                             Los Angeles, CA 90067
                    Tel (310) 788-5718    FAX (310) 277-7582



January 6, 1998


Mr. Stephen D. Taylor
President and CEO
NIPF Holding Company
1750 S. Mesa Drive, Suite 100
Mesa, AZ  85210

Mr. Robert W. Molke
Vice President
Providian National Bank
201 Mission Street
San Francisco, CA  94105

Dear Mr. Taylor and Mr. Molke:

The purpose of this letter agreement is to confirm our agreement regarding the business arrangement described below (the "Transaction") between United PanAm Financial Corp. ("United PanAm"), Pan American Bank, FSB ("PanAm Bank") and BPN Corporation ("BPN" and, together with United PanAm and PanAm Bank, the "Buyer"), NIPF Holding Company ("NIPF Holding"), National Consumer Services, Inc. ("NCSI") and National IPF Company ("NIPF" and, together with NIPF Holding and NCSI, "NIPF") and Providian National Bank, formerly known as First Deposit National Bank ("Providian").

NIPF and Providian have been engaged in the business of insurance premium finance for several years, and NIPF currently services insurance premium business for Providian under the Commonwealth name (the "Commonwealth Portfolio"). NIPF also services IPF loans for IPF Receivables Funding Trust B (the "SunAmerica Portfolio") and IPF Receivables Funding Trust A (the "Teachers Portfolio"). Collectively, all business and other matters related to the Commonwealth Portfolio, the SunAmerica Portfolio and the Teachers Portfolio, whether existing on or after the date of this letter, is referred to as the "Existing Business".

On or about January 7, 1998, the Notification Date, NIPF and Providian expect to commence a process that effectively will remove them from the premium finance business in California. NIPF will continue to service all the premium finance contracts on Providian's books now and the new business that will be written during January 1998. NIPF and Providian shall set a date after which it will not accept new business in California. This service period is expected to last approximately 12-18 months (the "Run-Off Period").
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NIPF Holding Company
January 6, 1999
Page 2


Following are the terms of the Transaction.

     1. In consideration for the agreement of NIPF and Providian contained herein, and concurrent with the execution and delivery of this letter, the Buyer shall pay (i) to NIPF $325,000 in cash by wire transfer of immediately available funds to NIPF's account designated by NIPF, and (ii) to Providian $225,000 in cash by wire transfer of immediately available funds to Providian's account designated by Providian. NIPF will immediately wire $100,000 to PanAm Bank for deposit, for the ownership and benefit of BPN Corporation as security to Buyer for the future financing of broker fees for Abraham & Associates. The Buyer assumes no liabilities of NIPF.

     2. On and after the Notification Date, the Buyer shall have the right to write and finance all new and renewal business related to the Commonwealth Portfolio for the account of PanAm Bank through the PanAm Bank's "ClassicPlan" venture with BPN.

     3. During the Run-Off Period, the Buyer may use the names "Commonwealth" or "Commonwealth Premium Finance" only in conjunction with communications that identify the Buyer as a successor to Providian's IPF business in California. Without limiting the generality of the foregoing, the Buyer may not use the names "Commonwealth" or "Commonwealth Premium Finance" to originate new business during the Run-Off Period. After the termination of the Run-Off Period, the Buyer will own the names "Commonwealth" and "Commonwealth Premium Finance" in connection with the origination of new business. Both Providian and NIPF covenant not to sell, license or otherwise transfer the names "Commonwealth" or "Commonwealth Premium Finance" to any third-party. Notwithstanding the foregoing, NIPF and Providian may continue to use the names "Commonwealth" or "Commonwealth Premium Finance" for the purpose of collecting the Commonwealth Portfolio after the Run-Off Period.

     4. For a period of three years commencing on the date of this letter, neither NIPF nor any company now or hereafter owned or controlled by NIPF, in whole or in part, shall directly or indirectly participate or engage in the insurance premium finance business in California, either as an owner, partner, financier, shareholder, manager, operator or otherwise; provided, the foregoing shall not prohibit and inhibit in any manner the ability of NIPF to collect and service the "Existing Business".

     In addition, for a period of three years commencing on the date of this letter, Providian shall not compete with the Buyer in the business of financing insurance premiums for direct personal lines auto business and small ticket commercial (under $250,000) generated through producers in a manner similar to now existing Commonwealth Premium Finance or ClassicPlan IPF loan contract generation; provided, however, that nothing herein shall restrict Providian from financing the products of Providian and its affiliates or from collecting and servicing the Commonwealth Portfolio.
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NIPF Holding Company
January 6, 1999
Page 3


     5. After the Notification Date, the Buyer will own whatever rights that NIPF and Providian have in the computer equipment, modems, printers, forms and fixtures provided to any producers and agents located in California. NIPF and Providian make no representations or warranties regarding the existence or its ownership of such equipment. Providian and NIPF hereby quit claim to right and title to such equipment and transfer title to Buyer. NIPF and Providian will make available for review their current files of Commonwealth producer agreements.

     6. Within 10 days of the execution of this letter, NIPF will supply Buyer without further consideration, and without representation and warranty, a complete configuration and software adequate to run the Commonwealth servicing, and quotation software sufficient to operate the commercial portfolio at the Buyer's location. This configuration will consist of a P.C. network with approximately 5-6 P.C.s and associated software.

     7. NIPF shall not sell, license or otherwise transfer any rights in and to NTF's proprietary software that NIPF uses to service the Commonwealth Portfolio (the "Commonwealth Software"), except as it would relate to its use by NIPF or a back-up servicer for Providian, SunAmerica, SunAmerica Life Insurance Company ("SunAmerica"), and/or Teachers Insurance and Annuity Associates of America ("Teachers") for the sole purpose of continuing the collection and recovery of the Commonwealth Portfolio, the SunAmerica Portfolio and/or the Teachers Portfolio. At the end of the Run-Off Period, NIPF agrees to transfer all of its right, title and interest in the Commonwealth Software to the Buyer without further consideration and without any representations or warranties subject to the rights of SunAmerica, Teachers, or any Servicers of the SunAmerica Portfolio or the Teachers Portfolio to use such software for the sole purpose of continuing the collection and recovery of the SunAmerica Portfolio and/or the Teachers Portfolio, as the case may be. Buyer has the option to use the Commonwealth Software any time after the Notification Date at its operations center. The parties agree that a breach of the foregoing three sentences would irreparably harm the Buyer, and that the Buyer may seek equitable action, including injunction, to enforce such provision.

     8. Concurrent with the execution and delivery of this letter agreement, the parties are executing and delivering an agreement regarding the details of the transition to the Buyer of the auto business and the operation of Providian's commercial business in California (the "Operating Agreement").

     9. As part of its termination of new business in California, NIPF will send a letter to the agents that have produced business for Providian during 1997 who are not terminated prior to the Notification Date (the "Initial Producer Letter"). As a part of the Operating Agreement, the Buyer, NIPF and Providian shall agree on the form and contents of the Initial Producer Letter.

     10. The Buyer will have the opportunity to speak with a few of Commonwealth's largest producers in California immediately after receipt of funds specified in Paragraph 1.
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NIPF Holding Company
January 6, 1999
Page 4



     11. During the Run-off Period, the Buyer shall not directly solicit for employment or employ any person who is now employed by NIPF; provided, however, that upon execution and delivery of this letter and the consideration set forth above, the Buyer and NIPF will arrange a mutually convenient time for the Buyer to discuss employment opportunities with NIPF's representative sales force and internal sales and marketing staff.

     12. Whether or not the transactions contemplated hereby are consummated, each of the parties hereto will pay its own costs and expenses incurred in connection with the preparation and negotiation of this letter agreement.

     13. Each party hereto agrees to hold harmless each other party for any loss or expense it may incur as a result of (1) its actions or failure to act pursuant to the terms of the Letter Agreement between the parties dated January 6, 1998 or the ClassicPlan Operating Agreement between the parties dated January 6, 1998, and (2) its gross negligence or wilful misconduct. NIPF agrees to hold harmless Buyer for any loss or expense it may incur as a result of NIPF's origination of loans or servicing of the Commonwealth Portfolio. Buyer agrees to hold harmless NIPF and Providian for any loss or expense it may incur which relates to the ClassicPlan Program, or any loan funded by Buyer (whether or not written on ClassicPlan paper). Nothing herein shall affect existing indemnification or hold harmless obligations between Providian and NIPF.

     14. All notices and other communication provided for in this letter agreement shall be in writing and delivered by registered or certified mail, postage prepaid, or delivered by overnight courier (for next business day delivery) or telecopied, addressed as follows, or at such other address as any of the parties hereto may hereafter designate by notice to the other parties given in accordance with this paragraph:

                              If to the Seller:

                                   National IPF Company
                                   1750 S. Mesa Drive, Suite 100
                                   Mesa, AZ  85210

                                        Attention: Charles Holland
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NIPF Holding Company
January 6, 1999
Page 5



                              If to Providian:

                                   Providian National Bank
                                   201 Mission Street
                                   San Francisco, CA  94105

                                        Attention: Robert W. Molke

                              If to the Buyer:

                                   BPN Corporation
                                   13750 Pipeline Avenue
                                   Chino, CA  91710

                                        Attention:     Pete Walski

If you are in agreement with the foregoing, please so indicate by signing in the space set forth below, whereupon this letter shall constitute our binding agreement in accordance with the terms and provisions set forth above.

                              Sincerely yours,

United PanAm Financial Corp.
Pan American Bank, FSB


Lawrence Grill
President


Agreed and accepted by:

BPN Corporation

By: /s/ Pete Walski
   ________________________
   Pete Walski
   President
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NIPF Holding Company
January 6, 1999
Page 6



NIPF Holding Company


By: /s/ Charles H. Holland, Jr.
   ____________________________
   Charles H. Holland, Jr.
   President and CEO


Providian National Bank


By: /s/  Robert W. Molke
   ____________________________
   Robert W. Molke
   Vice President-Treasury and Finance